Exhibit 99.1

FOR IMMEDIATE RELEASE

November 5, 2013

GSI Group Announces Financial Results for the

Third Quarter 2013

•	Third Quarter 2013 Revenue of $85.5 million, 23% year-over-year growth

•	Third Quarter 2013 Adjusted EBITDA of $13.7 million

•	Third Quarter 2013 Earnings Per Share from Continuing Operations of $0.06

•	Third Quarter 2013 Non-GAAP Earnings Per Share of $0.15

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics and motion control components and subsystems to the medical, industrial, electronics and scientific markets, today reported financial results for the third quarter of 2013. Unless otherwise noted, all financial results in this press release are GAAP measures from continuing operations. The reported results from continuing operations exclude the operating results of the Company’s Semiconductor Systems and Laser Systems business lines, which were classified as discontinued operations beginning in the second quarter of 2012.

Third Quarter

“We are pleased to report strong financial results across the board for the third quarter,” said John Roush, Chief Executive Officer. “We delivered profitable growth, which reflects progress against our strategic goals as well as improved conditions in some of our end markets.”

During the third quarter of 2013, GSI generated revenue of $85.5 million, an increase of 23% from $69.5 million in the third quarter of 2012. The acquisition of NDS Surgical Imaging (“NDS”) accounted for a 21% increase in revenue year over year, while changes in foreign exchange rates contributed to a (1%) decrease in revenue. Excluding the impact of the NDS acquisition and changes in foreign exchange rates, the Company’s revenue increased 3% compared to the third quarter of 2012.

In the third quarter of 2013, income from operations was $5.7 million, or 6.7% of revenue, compared to $3.8 million, or 5.5% of revenue, during the same period in 2012. Included in the third quarter of 2013 income from operations was an incremental $1.7 million of amortization of intangibles and acquisition fair value adjustments related to the NDS acquisition, and approximately $1.5 million of restructuring charges, compared to $2.7 million of restructuring charges in the third quarter of 2012.

Diluted earnings per share (“EPS”) from continuing operations was $0.06 in both the third quarter of 2013 and the third quarter of 2012. Non-GAAP earnings per share, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $0.15 in the third quarter of 2013, compared to $0.12 in the third quarter of 2012. Included in the third quarter of 2013 non-GAAP earnings per share was ($1.6) million of foreign exchange transaction losses, or approximately ($0.03) per share.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $13.7 million in the third quarter of 2013, compared to $10.8 million in the third quarter of 2012.

As of September 27, 2013, cash and cash equivalents was $53.7 million, while total debt was $78.4 million. The Company completed the third quarter of 2013 with approximately $24.7 million of Net Debt, as defined in the non-GAAP reconciliation below.

Operating cash flow for the third quarter of 2013 was $16.8 million, compared to $2.6 million of operating cash flow in the third quarter of 2012. Operating cash flow includes the cash flows of both continuing and discontinued operations. During the fourth quarter of 2012, the Company reached a settlement agreement with the Internal Revenue Service and Department of Justice regarding the IRS audit for the Company’s 2000 through 2008 tax years. The Company received cash refunds of $12.5 million in the third quarter of 2013 in connection with this settlement. In addition, the Company expects to realize the benefit relating to the carryback and carryforward of certain net operating losses, which will result in the refund of tax payments made in the carryback periods and lower income tax payments in the carryforward period.

“While we continue to operate in a sluggish capital spending environment, we are making strong progress on our agenda,” said John Roush. “Our growth initiatives are gaining momentum, our restructuring actions have improved our global competitiveness and our strong balance sheet gives us the financial flexibility to continue to invest in growth while delivering attractive returns to our shareholders.”

Strategic Update

The Company’s focus on laser scanning applications continues to deliver strong growth, with overall scanning revenue up roughly 16% compared to the prior year and scanning solutions products growing approximately 75% compared to the prior year. The majority of this growth is driven by the Company’s Lightning II digital scanning subsystem, which is seeing strong demand in the via hole drilling and scribing applications. These applications address the growth in smartphones, tablets, and other similar consumer electronic device markets. The Company has also experienced new design wins and is seeing stronger demand from rapid prototyping and converting applications, which are experiencing increased penetration of laser-based manufacturing processes.

GSI’s medical strategy continues to demonstrate solid progress. The Company’s Encoders business line received a $2.8 million production order for a major medical OEM in the quarter, with the majority of the shipments expected to be made over the next five months. In addition, NDS launched a new high definition surgical display, specifically designed for emerging markets and engineered for multiple applications within any operating room setting. NDS was also awarded an over $2 million order for its Dome branded radiology displays.

During the quarter, the Company implemented a more selective strategy with respect to the fiber laser market. In a number of cases, the Company declined to pursue less profitable sales opportunities; as a result, sales were up only 1% versus a year ago. The Company also restructured its fiber laser expense and investment levels to better align with the more selective strategy. Given the overall growth in the fiber laser market, attractive opportunities still exist and the Company continues to pursue its program to develop lower cost multi-kilowatt fiber lasers. This new strategy resulted in the Company’s first shipment of a 3-kilowatt fiber laser to an OEM customer.

Share Repurchase Authorization

GSI’s Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $10 million worth of shares of its common stock. The shares may be repurchased from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock, and general market conditions. All stock repurchases will be made pursuant to a program adopted under Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The share repurchase program does not obligate the Company to acquire any particular amount of common stock. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued at any time. The Company expects to fund the repurchase through cash on hand and future cash flow from operations.

“We put in place this share repurchase program as part of our overall capital allocation strategy and as an additional tool to maximize shareholder value,” said John Roush. “Our first priority will be investments for organic growth, followed by investments in acquisitions, and returning cash to our shareholders through a stock repurchase program. We continue to see attractive opportunities to maximize returns through internal investments and acquisitions. Thus, investors should expect us to be opportunistic in the near-term regarding the share repurchase program.”

Financial Outlook

For the fourth quarter of 2013, the Company expects revenue from continuing operations of between $87 million and $89 million. On a reported basis, revenue is expected to increase 31% to 34%, compared to the fourth quarter of 2012. Excluding the impact of the NDS acquisition and changes in foreign exchange rates, revenue is expected to increase 4% to 6%, compared to the fourth quarter of 2012.

The Company expects Adjusted EBITDA to be in the range of $13 million to $14 million for the fourth quarter of 2013. In addition, the Company expects Net Debt, a non-GAAP financial measure, at the end of the year to be approximately $15 million, excluding any debt that may be incurred or assumed in connection with any future acquisitions and excluding any share repurchases.

Conference Call Information

The Company will host a conference call on Tuesday, November 5, 2013 at 5:00 p.m. EST to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 9407 6607.

A playback of this conference call will be available beginning 6:00 p.m. EST, Tuesday, November 5, 2013. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 9407 6607. The playback will remain available until 8:00 p.m. EST, Friday, November 15, 2013.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at: http://www.gsig.com.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, income from operations, operating margin, income from continuing operations before taxes, income from continuing operations, net of tax, diluted earnings per share from continuing operations, Adjusted EBITDA, and net debt.

The Company believes that the non-GAAP financial measures provide useful and supplementary information to investors regarding the Company’s quarterly performance. It is management’s belief that these non-GAAP financial measures would be particularly useful to investors because of the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy. This strategy includes streamlining the Company’s existing operations through site and functional consolidations, strategic divestitures, expanding the Company’s business through significant internal investments, and broadening the Company’s product and service offerings through acquisition of innovative and complementary technologies and solutions. The financial impact of certain elements of these activities, particularly acquisitions, divestitures, and site and functional restructurings, are often large relative to the Company’s overall financial performance, which can adversely affect the comparability of its operating results and investors’ ability to analyze the business from period to period.

The Company’s Adjusted EBITDA, a non-GAAP financial measure, is used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, and evaluate investment opportunities including acquisitions and divestitures. In addition, Adjusted EBITDA is used to determine bonus payments for senior management and employees. Accordingly, the Company believes that this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on the Company’s reported results and, therefore, should not be relied upon as the sole financial measures to evaluate the Company’s financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Safe Harbor and Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, expectations regarding anticipated financial performance; expectations regarding returns to shareholders; anticipated sales of fiber laser and scanning solutions products; plans regarding the development and deployment of a lower cost fiber laser products; expected liquidity and capitalization; expectations regarding net operating loss carryback and carryforward; expectations regarding the share repurchase program; drivers of revenue growth; management’s plans and objectives for future operations; expectations regarding future potential acquisitions and investments; expenditures and product development; business prospects; expectations regarding recent and potential future products; anticipated sales performance; industry trends; market conditions; anticipated benefits from acquisitions; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: loss of customers, reductions in orders by customers, and customer order cancellations; economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activities; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate and successfully commercialize our innovations; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed our expected financial performance; customer order timing and other similar factors beyond our control; our dependence on one customer in our medical components business; disruptions or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; disruptions to our manufacturing operations as a result of natural disasters; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make divestitures that provide business benefits; our failure to successfully integrate recent and future acquisitions into our business; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our failure to comply with various federal, state and foreign regulations; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence of certain significant shareholders over our business; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the SEC. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About GSI

GSI Group Inc. designs, develops, manufactures and sells precision photonics and motion control components and sub-systems for applications demanding extremely high levels of performance. Our technology is targeted primarily at Original Equipment Manufacturers for incorporation into products and systems for a wide range of applications in major markets including: medical, industrial, electronics and scientific. GSI Group Inc.’s common shares are listed on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended
	September 27, 2013	September 28, 2012

Sales	$85,484	$69,520
Cost of sales	49,693	40,667

Gross profit	35,791	28,853

Operating expenses:
Research and development and engineering	6,585	5,545
Selling, general and administrative	20,075	16,125
Amortization of purchased intangible assets	1,772	663
Restructuring costs and other	1,641	2,728

Total operating expenses	30,073	25,061

Income from operations	5,718	3,792
Interest income (expense), net	(839)	(656)
Foreign exchange transaction gains (losses), net	(1,637)	(685)
Other income (expense), net	540	167

Income from continuing operations before income taxes	3,782	2,618
Income tax provision	1,610	563

Income from continuing operations	2,172	2,055
Loss from discontinued operations, net of tax	(113)	(4,570)
Loss on disposal of discontinued operations, net of tax	(281)	—

Consolidated net income (loss)	1,778	(2,515)
Less: Net (income) loss attributable to noncontrolling interest	12	(19)

Net income (loss) attributable to GSI Group Inc.	$1,790	$(2,534)

Diluted earnings per share from continuing operations	$0.06	$0.06
Diluted earnings (loss) per share from discontinued operations	$(0.01)	$(0.13)
Diluted earnings (loss) per share attributable to GSI Group Inc.	$0.05	$(0.07)

Weighted average common shares outstanding – diluted	34,417	33,912

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	September 27, 2013	December 31, 2012

ASSETS
Current Assets
Cash and cash equivalents	$53,690	$65,788
Accounts receivable, net	58,829	42,652
Inventories	65,073	52,801
Prepaid expenses and other current assets	17,191	29,609
Assets of discontinued operations	—	17,618

Total current assets	194,783	208,468
Property, plant and equipment, net	32,702	32,338
Intangible assets, net	68,265	40,020
Goodwill	71,087	44,578
Other assets	11,071	12,056

Total assets	$377,908	$337,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	27,100	18,824
Accrued expenses and other current liabilities	26,663	22,997
Liabilities of discontinued operations	624 0	5,605

Total current liabilities	61,887	54,926

Long-term debt	70,875	42,500
Other long-term liabilities	11,878	11,828

Total liabilities	144,640	109,254

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	232,829	227,809
Noncontrolling interest	439	397

Total stockholders’ equity	233,268	228,206

Total liabilities and stockholders’ equity	$377,908	$337,460

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	September 27, 2013	September 28, 2012
Cash flows from operating activities:
Consolidated net income (loss)	$1,778	$(2,515)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,911	3,203
Share-based compensation	1,344	1,156
Deferred income taxes	1,182	(639)
Non-cash restructuring charges	260	1,054
Loss on disposal of business	281	—
Earnings from equity-method investment	(526)	(144)
Other non-cash items	334	241
Changes in operating assets and liabilities:
Accounts receivable	(2,883)	(2,942)
Inventories	(2,044)	2,592
Income tax receivable and prepaid income taxes	12,645	(6)
Other operating assets and liabilities	(524)	647

Cash provided by operating activities	16,758	2,647

Cash flows from investing activities:
Purchases of property, plant and equipment	(732)	(1,109)
Cash received from sale of business, net of transaction costs	1,180	—
Proceeds from the sale of property, plant and equipment, net	55	78

Net cash provided by (used) in investing activities	503	(1,031)

Cash flows from financing activities:
Repayments of debt	(16,875)	(5,500)
Capital lease payments	—	(184)
Other financing activities	(81)	(163)

Net cash used in financing activities	(16,956)	(5,847)

Effect of exchange rates on cash and cash equivalents	1,327	1,336

Net increase (decrease) in cash and cash equivalents	1,632	(2,895)
Cash and cash equivalents, beginning of period	52,058	55,758

Cash and cash equivalents, end of period	$53,690	$52,863

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EBITDA (non-GAAP):	Three Months Ended
	September 27, 2013	September 28, 2012
Net income (loss) attributable to GSI Group Inc. (GAAP)	$1,790	$(2,534)
Interest income (expense), net	839	656
Income tax provision	1,610	563
Depreciation and amortization	4,911	3,101
Share-based compensation	1,344	1,156
Restructuring and other costs	1,641	2,728
Acquisition fair value adjustments	74	—
Loss from discontinued operations, net of tax	113	4,570
Loss on disposal of discontinued operations, net of tax	281	—
Other income (expense), net	1,097	518

Adjusted EBITDA (Non-GAAP)	$13,700	$10,758

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group Inc. before deducting interest income (expense), net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring and other costs, acquisition fair value adjustments, loss from discontinued operations, net of tax, loss on disposal of discontinued operations, net of tax, and other non-operating income (expense) items, including foreign exchange gains (losses) and earnings from an equity-method investment. Restructuring costs and other costs primarily relate to the Company’s restructuring programs.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will not be affected by unusual or non-recurring items.

Net Debt (non-GAAP):	September 27, 2013	December 31, 2012

Total Debt (GAAP)	$78,375	$50,000
Less: cash and cash equivalents	(53,690)	(65,788)

Net Debt (Non-GAAP)	$24,685	$(15,788)

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EPS (Non-GAAP):
	Three Months Ended September 27, 2013
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income From Continuing Operations before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$35,791	41.9%	$5,718	6.7%	$3,782	$2,172	$0.06

Non-GAAP adjustments:
Amortization of intangible assets	1,343	1.6%	3,115	3.6%	3,115	2,084	0.06
Restructuring costs and other	—	—	1,528	1.8%	1,528	1,022	0.04
Acquisition related costs	—	—	113	0.1%	113	76	0.00
Acquisition fair value adjustments	74	0.1%	74	0.1%	74	49	0.00
Non-recurring income tax expenses	—	—	—	—	—	(220)	(0.01)

Total non-GAAP adjustments	1,417	1.7%	4,830	5.6%	4,830	3,011	0.09

Non-GAAP results	$37,208	43.6%	$10,548	12.3%	$8,612	$5,183	$0.15

Weighted average shares outstanding – Diluted							34,417

	Three Months Ended September 28, 2012
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income From Continuing Operations before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$28,853	41.5%	$3,792	5.5%	$2,618	$2,055	$0.06

Non-GAAP adjustments:
Amortization of intangible assets	791	1.1%	1,454	2.1%	1,454	896	0.03
Restructuring costs and other	—	—	2,728	3.9%	2,728	1,682	0.05
Non-recurring income tax expenses	—	—	—	—	—	(563)	(0.02)

Total non-GAAP adjustments	791	1.1%	4,182	6.0%	4,182	2,015	0.06

Non-GAAP results	$29,644	42.6%	$7,974	11.5%	$6,800	$4,070	$0.12

Weighted average shares outstanding – Diluted							33,912

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the tables above. Non-GAAP gross profit and gross profit margin exclude the amortization of acquired intangible assets and acquisition revenue fair value adjustments from business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses.

Non-GAAP Income from Operations and Operating Margin

The calculation of non-GAAP income from operations and operating margin is displayed in the tables above. Non-GAAP income from operations and operating margin exclude the amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The Company also excluded restructuring and other and acquisition-related costs from non-GAAP income from operations and operating margin due to the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures”.

Non-GAAP Income from Continuing Operations before Income Taxes

The calculation of non-GAAP income from continuing operations before income taxes is displayed in the tables above. The calculation of non-GAAP income from continuing operations before income taxes excludes amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions, restructuring and other, and acquisition-related costs for the reasons described for non-GAAP income from operations and operating margin above.

Non-GAAP Income from Continuing Operations, Net of Tax

The calculation of non-GAAP income from continuing operations, net of tax is displayed in the tables above. Because pre-tax income is included in determining income from continuing operations, net of tax, the calculation of non-GAAP income from continuing operations, net of tax, also excludes amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions, restructuring and other, and acquisition-related costs for the reasons described for non-GAAP income from operations and operating margin above. In addition, the Company excluded significant non-recurring income tax expenses related to releases of valuation allowances, corrections of prior-year errors in income tax provision calculations, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments discussed above.

Non-GAAP Diluted EPS from Continuing Operations

The calculation of non-GAAP diluted EPS from continuing operations is displayed in the above tables. Because income from continuing operations, net of tax is included in the diluted EPS calculation, the calculation of non-GAAP diluted EPS from continuing operations excludes amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions, restructuring and other acquisition-related costs, significant non-recurring income tax expenses related to releases to valuation allowances, corrections of prior-year errors in income tax provision calculations, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments for the reasons described for non-GAAP income from operations, net of tax.

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